Exhibit 21.1
Angi Inc. Subsidiaries
As of December 31, 2024

Entity	Jurisdiction of Formation

Angi Contracting LLC	Delaware
ANGI Group, LLC	Delaware
Angi International, LLC	Delaware
Angie’s List, Inc.	Delaware
CraftJack Inc.	Illinois
HAI Holding B.V.	Netherlands
Handy Technologies, Inc.	Delaware
HandyBook Canada ULC	Canada
Home Advisor Limited	England and Wales
HomeAdvisor, Inc.	Delaware
HomeStars, Inc.	Canada
Mhelpdesk, Inc.	Delaware
MyBuilder Limited	England and Wales
MyBuilder Plus Limited	England and Wales
MyHammer GmbH	Germany
Travaux.com S.à.r.l.	France
We are Mop! Limited	England and Wales
Werkspot BV	Netherlands